Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No.1 to Registration Statement No. 333-147825 on Form N-2 of our report dated October 30, 2008, relating to the financial statements and financial highlights of BlackRock Senior Floating Rate Fund, Inc. (the “Fund”) and of Master Senior Floating Rate LLC (the “Master LLC”), appearing in the Annual Report on Form N-CSR of the Fund and of the Master LLC for the year ended August 31, 2008. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in the Prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey
November 14, 2008